Exhibit 107

424(b)(5)

(Form Type)

B.P. CAPITAL MARKETS P.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$1,300,000,000 6.450% Perpetual Subordinated Fixed Rate Reset Notes	Rule 457(r)	$1,300,000,000	6.450%	$1,300,000,000	$147.60 per $1,000,000	$191,880

	Other	Guarantees of 6.450% Perpetual Subordinated Fixed Rate Reset Notes	Other (2)	—	—			— (2)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,300,000,000		$191,880

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$191,880

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.
(2)	BP p.l.c. will fully and unconditionally guarantee the 6.450% Perpetual Subordinated Fixed Rate Reset Notes issued by B.P. Capital Markets p.l.c.
Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to such guarantee.